UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

____5BARz International Inc.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	26-4343002 (I.R.S. Employer Identification No.)

9444 Waples Street, Suite 140, San Diego, California, 92121

 (Address of Principal Executive Offices)

   2013 STOCK INCENTIVE PLAN

(Full title of the plan)

Daniel Bland

9444 Waples Street, Suite 140

San Diego, California 92121

858-866-8134

 (Name, address, and telephone number of agent for service)

With copies to:

James Vandeberg, Esq. Vandeberg Law Group PLLC 1218 Third Avenue, Suite 505 Seattle, Washington 98101 Telephone: 206-910-2687

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
	Amount	offering	aggregate	Amount of
Title of securities	To be	price per	offering	registration
to be registered	Registered (1)	share (2)	price(2)	fee(2)
Common Stock	20,000,000	$0.17	$3,400,000.00	$437.92

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, there are also being registered such additional shares of Common Stock that become available under the foregoing plan in connection with changes in the number of shares of outstanding Common Stock because of events such as recapitalizations, stock dividends, stock splits and reverse stock splits effected without receipt of consideration.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended.  The proposed maximum offering price per share, proposed maximum aggregate offering price and amount of registration fee were computed based upon the average of the high and low prices of shares of the Company’s Common Stock as reported on the Over-The-Counter Bulletin Board on April 22, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION
10(a) PROSPECTUS

As permitted by the rules of the United States Securities and Exchange Commission (“SEC”), this Registration Statement omits the information specified in Part I of this Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible participants as specified in Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.

Item 1.	Plan Information.

Not required to be filed with this Registration Statement.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

Item 3.	Incorporation of Documents by Reference.

The following documents have been previously filed by 5Barz International Inc. (the “Company”) with the SEC and are hereby incorporated by reference into this Registration Statement and shall be deemed a part hereof:

(a)	The Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on April 14, 2014

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.  Any Current Report on Form 8-K that is furnished to the SEC but not filed with the SEC is not deemed incorporated by reference into this Registration Statement.

(c) The description of the Company’s common stock, par value $0.001 per share (the “Common Stock”), as contained in the Company’s Registration Statement on Form S-1 filed under the Securities Act of 1933 on March 31, 2009, including any amendment or report filed with the SEC for the purpose of updating such description of Common Stock, is hereby incorporated by reference into this Registration Statement and shall be deemed a part hereof.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The bylaws of the Company provide that the Company is required and permitted to indemnify its officers and directors, fiduciaries and agents, under certain circumstances, to the fullest extent now and hereafter permitted by law.  In addition, if permitted by law, the Company is required to advance expenses to its officers and directors as reasonably incurred in connection with proceedings against them, in their capacity as a director or officer, for which they may be indemnified upon receipt of an affirmation and undertaking by or on behalf of such director or officer, to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification.  At present, the Company is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of the Company in which indemnification would be required or permitted. The Company’s by-laws provide that the Company has the authority, to the maximum extent permitted by law, to purchase and maintain insurance providing such indemnification.

Note

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit No.	Description of Exhibit

4.1	Articles of Incorporation (incorporated by reference herein from the Company’s registration statement on Form S-1 and filed on March 31, 2009)

4.2	Bylaws (incorporated by reference herein from the Company’s registration statement on Form S-1 filed on March 31, 2009)

5.1	Opinion of Vandeberg Law Group PLLC (filed herewith)

23.1	Consent of Marcum LLP (filed herewith)

23.2	Consent of Vandeberg Law Group PLLC (contained in opinion filed as Exhibit 5.1 hereto)

99.1	5BARZ 2013 Stock Incentive Plan (incorporated by reference herein from the Company’s Quarterly Report on Form 10-Q filed on December 11, 2013.

Item 9.	Undertakings.

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on September 5, 2014.

5BARZ INTERNATIONAL INC.

By:	/s/ Daniel Bland
Daniel Bland President; Principal Executive Officer

By:	/s/ Daniel Bland
Daniel Bland Chief Financial Officer; Principal Financial and Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Daniel Bland		September 5, 2014
Daniel Bland	President; Principal Executive Officer; Chief Financial Officer; Principal Financial and Accounting Officer and Director

/s/ Dr. Gil Amelio		September 5, 2014
Dr. Gil Amelio	Chairman of the Board and Director

INDEX TO EXHIBITS FILED HEREWITH

Exhibit No.	Description of Exhibit

5.1	Opinion of Vandeberg Law Group PLLC

23.1	Consent of Marcum LLP

23.2	Consent of Vandeberg Law Group PLLC (contained in opinion filed as Exhibit 5.1 hereto)